Re: Questions 72DD1, 72DD2, 73A1, 73A2, 74U1, 74U2,
74V1 and 74V2

The following funds offer Class A, Class B and Institutional
Class shares.

	The Large Cap Equity Fund (Series 3)
	The Leaders Equity Fund (Series 7)
	The Mid Cap Equity Fund (Series 5)

 Within the N-SAR, the total income dividends
 (72DD1 and 72DD2) and number of shares (74U1 and 74U2) presented have been combined as follows:

	 72DD1-74U1  Institutional Class shares
	 72DD2-74U2  Class A and Class B shares

 The following is a class breakout of the total income distributions (000's), NAV's, income distributions per share and shares outstanding(000's) at May 31, 2011:

  Total Income	 NAV	 Income Distributions Shares Outstanding
  Distributions  (000's)	per share	(000's)

Class A
The Large Cap Equity Fund       96,444	   9.02      0.06     1,610,183
The Leaders Equity Fund	             - 	   8.61         -       270,435
The Mid Cap Equity Fund              -	  11.39         -     1,585,723

Class B
The Large Cap Equity Fund           98	   8.12      0.01         6,650
The Leaders Equity Fund	             -	   7.86         -         7,455
The Mid Cap Equity Fund              - 	   9.59         -        31,712

Institutional Class
The Large Cap Equity Fund      300,094     9.17      0.07     3,852,432
The Leaders Equity Fund              -     8.87         -     3,110,101
The Mid Cap Equity Fund              -    11.90         -     4,788,841